EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Emerald Expositions Events, Inc., being a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That the Board of Directors of Emerald Expositions Events, Inc. has duly adopted by unanimous written consent a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.
The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read in its entirety as follows:
The name of the Corporation shall be Emerald Holding, Inc.
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: That said amendment shall be effective as of 12:01 a.m. Eastern Standard Time on February 14, 2020.
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 3rd day of February, 2020.

By:		/s/ David Gosling

Authorized Officer

	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary